Exhibit 10.7

DATE

NAME
ADDRESS
CITY, STATE ZIP

Dear FIRST:

On behalf of World Wrestling Entertainment, Inc., I am pleased to extend the following offer of employment to you.

Title:	TITLE

Location:	OFFICE ADDRESS

Department:	Department

Reporting	MANAGER
Relationship:	MANAGER TITLE

Start Date:	DATE

Base Compensation:	$XX base salary, which will be paid bi-weekly, in the amount of $XX.XX. You will be considered for a salary increase in calendar year XXXX based upon your FY XX performance evaluation, within management’s sole discretion. All merit increases will be paid out in accordance with our merit pay-out schedule. While the standard work week is 40 hours per week, such hours are subject to business needs as determined by management in its discretion. As an exempt employee, your salary covers all hours worked during any given work week or other time period. You are further expected to work all hours necessary to meet the requirements of your position.

Incentive Bonus:	You are eligible to participate in the WWE Management Incentive Program. This program is based upon the Company’s achievement of its fiscal year financial goals, measured by the Company in its discretion, as well as your performance evaluation. The target bonus for your position is XX% of your base salary. [Proration, if applicable, based on hiring date in year.] Bonus payments are made after the close of the fiscal year. Please see the attached addendum for details.

Benefits:	You will be eligible for full company benefits on the first day of the month following one month of service. Company benefits include (but are not limited to): Medical, Dental, Life, LTD and our 401(k) plan. Detailed information regarding our benefits is included in the enclosed offer packet.

Vacation:	XXX weeks vacation and three (3) personal days for calendar year XXXX. Vacation accrual and use subject to company policy.

Other Provisions:	As applicable.

Severance:	If at any time your employment is terminated by World Wrestling Entertainment for any or no reason but without “cause”, you will receive your then current base salary (payable in accordance with WWE’s regular payroll practices) and benefits continuation for a period of XX months (the “termination period”), on the condition that, during the termination period: (a) you do not, in any capacity, directly or indirectly, whether as a consultant, employee, officer, director, partner, member, principal, shareholder, or otherwise, become employed by, enter into a consulting arrangement with, or otherwise perform services for, manage, acquire an ownership in, or participate in the management or ownership of, a professional wrestling organization (provided, however, that nothing herein shall prevent you from acquiring up to 5% of any class of outstanding equity securities of any company whose equity securities are regularly traded on a national securities exchange or on an ‘over-the-counter market’); (b) you do not directly or indirectly divert or attempt to divert or discourage any WWE contracted talent from doing business or continuing to do business with WWE; and (c) you execute a general release and waiver of claims with additional, standard clauses (such as non-disparagement and cooperation clauses), as well as a re-affirmation of your obligations set out in this offer letter. If you are terminated by WWE for “cause”, WWE will have no further financial obligation to you as of the date of the termination. For purposes of the forgoing, “cause” is defined as (i) engages in fraud, deceit, misappropriation, embezzlement or theft against WWE or any of its affiliates, or (ii) is indicted, convicted, pleads or enters a plea of nolo contendere to a felony, or (iii) violates any statute, ordinance or other provision of law, or (iv) violates any provision of your Confidentiality/Non Solicitation Agreement. You shall not be entitled to any severance if you resign or voluntarily terminate your employment with the Company.

Confidentiality/ Non-Solicitation Agreement:	Enclosed please find a Confidentiality/Non-Solicitation Agreement to be signed and returned to the Human Resources Department.

You are further expected to comply, at all times, with all handbook policies and guidelines as they pertain to WWE employees, unless modified by this offer letter.

This offer is contingent upon satisfactory reference and background checks and compliance with all Immigration Control and Reform Act requirements. At all times, your employment relationship with WWE, Inc. will be “at-will.” This means that either you or WWE can end your employment at any time, for any reason.

On behalf of World Wrestling Entertainment, Inc., we are very pleased that you have accepted this offer and look forward to having you join our team.

If you have any questions, please do not hesitate to contact me at (203) XXX-XXXX or email at XX@wwecorp.com.

Please return one complete signed original of this letter, or send both pages via fax or email to my attention by date. The confidential fax number is (203) 328-2510.

Sincerely,

NAME
TITLE

NAME	Date
Enclosure